Exhibit 99.1

Pulse Biosciences, Inc. Appoints Paul LaViolette as Chief Executive Officer

Current Co-Chairman of the Board will now also serve as Chief Executive Officer

MIAMI, Florida, January 10, 2025 -- Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company” or “Pulse Biosciences”), a company leveraging its novel and proprietary Nanosecond Pulsed Field Ablation™ (nano-PFA or nsPFA™) technology, today announced the appointment of Paul A. LaViolette, current Co-Chairman of the Board, as Chief Executive Officer.

"We are thrilled to have Paul assume the role of Chief Executive Officer," said Pulse Biosciences’ Co-Chairman of the Board Robert W. Duggan. "Having worked very closely with Paul, we have established a strong working relationship and have realized our visions for the future of Pulse closely align. His impressive track record and network in the medical technology space spans decades and is a testament to his ability to lead organizations and create value. Particularly, Paul’s experience scaling global franchises across multiple clinical specialties and driving the adoption of innovative technologies will now be an even greater asset for Pulse moving forward.”

Paul LaViolette has significant experience as a large-scale operator at global healthcare corporations as well as a leader to a diverse group of innovative medical technology startups as a venture investor and board member. As a Managing Partner at SV Health Investors, Paul invested in numerous portfolio companies and remains active on the Board of Directors of certain SV Health Investors portfolio companies. Before his investing career, he served in various executive capacities at Boston Scientific Corporation for 15 years, including as Chief Operating Officer; Group President, Cardiovascular; President, Cardiology; Group President, Endosurgery; and President, International. Prior to Boston Scientific, he also served as President, Cardiology, for CR Bard and various marketing roles at Kendall (Medtronic).

Mr. LaViolette is currently a director for Edwards Lifesciences and Chairman of the Innovation Advisory Board at Mass General Brigham. Mr. LaViolette received his bachelor’s degree in psychology from Fairfield University and his Master of Business Administration from Boston College.

"I believe nano-PFA is a remarkable advance in medical technology and will make a profound impact on healthcare for the benefit of countless patients and providers," said Paul LaViolette, CEO and Co-Chairman of Pulse Biosciences. "The established team, innovative technologies and portfolio of therapies under development attracted me to Pulse. Having now worked with Bob and the team, I am thrilled to take on this role and cannot wait to contribute to the Company’s continued success.”

Pulse Biosciences is continuing the development of its nano-PFA Cardiac Surgical System and nano-PFA 360° Cardiac Catheter through first-in-human feasibility studies in Europe and is conducting a pilot program with its FDA-cleared nsPFA Percutaneous Electrode Systems at select sites in the United States. The Company is presenting at the upcoming 43rd Annual J.P. Morgan Healthcare Conference in San Francisco on Wednesday, January 15, 2025, at 3:45 pm PT. Nano-PFA technology and the 360 Catheter will be featured in a late breaking science session and a live case transmission at the 30th Annual AF Symposium 2025 meeting in Boston taking place from January 16-18, 2025.

Inducement Grants

Additionally, the Company announced today the grant of inducement awards of options to purchase a collective total of up to 138,800 shares of common stock to eleven other new employees of the Company. The awards were granted as an inducement material to the new employees becoming employees of the Company in accordance with Nasdaq Listing Rule 5635(c)(4) and have been approved by the Company’s Compensation Committee. These inducement awards were granted on January 7, 2025. The options have a ten (10) year term and an exercise price of $18.55 per share, the closing price per share of the Company’s common stock as reported by Nasdaq on January 7, 2025. The options awarded to the recipients are subject to vesting in equal annual installments over a four-year period, except for the award to a newly hired Company vice president for 65,000 option shares, whose grant will vest 50% over the same four-year period and 50% upon the achievement of market capitalization milestones for the Company ranging from $1 billion to $3 billion.

The options awarded under the Inducement Plan will be subject to the terms of a stock option agreement to be executed by each grant recipient. The Company is providing this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary CellFX® nsPFA™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its CellFX nsPFA technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers. Pulse Biosciences is now headquartered in Miami, Florida and maintains its office in Hayward, California.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Contacts:

Investors:

Pulse Biosciences, Inc.

Paul LaViolette, Co-Chairman and CEO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com